UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 19, 2012

GOOGLE INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50726	77-0493581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(Address of principal executive offices, including zip code)

(650) 253-0000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

On December 19, 2012, Google Inc. and Arris Group, Inc. issued a joint press release announcing that Motorola Mobility LLC had entered into an agreement with Arris Group, Inc. and certain other persons providing for the disposition of the Home business for total consideration of approximately $2.35 billion, including up to $300 million of the common stock of the surviving corporation in the transaction, both subject to certain adjustments provided for in the agreement. If the entire $300 million of the common stock of the surviving corporation is issued, it would represent an equity interest of approximately 15.7%. The transaction is expected to close in 2013.

The joint press release is furnished as Exhibit 99.1 to this Form 8-K.

FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains forward-looking statements about our plans for our Motorola Home business. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction and the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability to secure regulatory approvals at all or in a timely manner. Other risks and uncertainties that can affect actual results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011 and our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which are on file with the SEC and are available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. All information provided in this Current Report on Form 8-K is as of December 20, 2012, and we undertake no duty to update this information unless required by law.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Joint press release dated December 19, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOGLE INC.

Date: December 20, 2012	/s/ Donald S. Harrison
Donald S. Harrison Vice President and Deputy General Counsel